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                                                                      EXHIBIT 23

                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

The Board of Directors
Applied Innovation Inc.:

We consent to incorporation by reference in the registration statements (No. 33-62646, 33-94582, 333-68608, 333-67259 and 333-4432) on Form S-8 of Applied
Innovation Inc. of our reports dated February 5, 2002, relating to the consolidated balance sheets of Applied Innovation Inc. and subsidiary as of December 31, 2001 and 2000, and the related consolidated statements of earnings, stockholders' equity, and cash flows and the related financial statement schedule for each of the years in the three-year period ended December 31, 2001, which reports appear in the December 31, 2001 annual report on Form 10-K of Applied Innovation Inc.


/s/ KPMG LLP

Columbus, Ohio
March 22, 2002